THIRD RESTATED
CERTIFICATE OF INCORPORATION
OF
KEMET CORPORATION

ARTICLE ONE

The name of the corporation (which is hereinafter referred to as the “Corporation”) is KEMET Corporation.

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

ARTICLE FOUR

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares, all of which shares shall be Common Stock having a par value per share of $0.01.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation. Election of directors need not be by written ballot.

ARTICLE SIX

The Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by applicable law for any and all liability arising out of or in connection with such person’s status as an officer or director of the Corporation, except as may be otherwise provided in the Corporation’s By-laws, and in furtherance hereof, the Board of Directors is expressly authorized to amend the Corporation’s By-laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. The modification or repeal of this Article Six shall not adversely affect the right to indemnification of an officer or director hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE SEVEN

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director. The modification or repeal of this Article Seven shall not affect the restriction hereunder of a director’s personal liability for any breach, act or omission occurring prior to such modification or repeal.